FOR IMMEDIATE RELEASE

Global Sources Press Contact in Asia	Global Sources Investor Contact in Asia
Camellia So	Suzanne Wang
Tel: (852) 2555-5021	Tel: (852) 2555-4747
e-mail: cso@globalsources.com	e-mail: investor@globalsources.com

Global Sources Press Contact in U.S.	Global Sources Investor Contact in U.S.
James W.W. Strachan	Kirsten Chapman & Timothy Dien
Tel: (480) 664-8309	Lippert/Heilshorn & Associates, Inc.
e-mail: strachan@globalsources.com	Tel: (415) 433-3777 e-mail: tdien@lhai.com

Global Sources announces intended cash tender offer for up to $60 million of its outstanding common shares at $9.00 per share

NEW YORK, May 19, 2010 – Global Sources Ltd. (NASDAQ: GSOL) (http://www.globalsources.com) intends to commence an issuer tender offer before the end of June 2010, with expected completion before the end of July 2010, for approximately 6.67 million shares, or approximately 14.9% of its outstanding common shares as of April 30, 2010, at a purchase price of $9.00 per share in cash. As of March 31, 2010, Global Sources had total cash, cash equivalents and available-for-sale securities of approximately $167.4 million.

The offer will afford tendering shareholders liquidity for some or all of their shares and will permit them to have their shares repurchased at a 31.8% premium over the closing price per share of $6.83 on May 18, 2010, the last full trading day before the date of this announcement. Shareholders who elect not to tender their shares in the offer will increase their relative percentage ownership in Global Sources following completion of the offer.

Global Sources’ chairman and CEO, Merle A. Hinrichs, said: “I am pleased to announce that, upon review of Global Sources’ cash position, the Board of Directors has approved a tender offer.  We believe this measure enables all shareholders to participate equally in a return of investment, if so chosen.”

Global Sources has been informed that its Directors and Officers who own shares can be expected to tender their shares in the offer. Such Directors and Officers beneficially owned approximately 48.1% of Global Sources’ outstanding common shares as of April 30, 2010.

THIS PRESS RELEASE CONSTITUTES NEITHER AN OFFER TO BUY NOR THE SOLICITATION OF AN OFFER TO SELL SHARES. THE SOLICITATION AND THE OFFER TO BUY GLOBAL SOURCES' COMMON SHARES WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT GLOBAL SOURCES WILL BEGIN MAILING TO ITS SHAREHOLDERS BEFORE THE END OF JUNE 2010. SHAREHOLDERS SHOULD READ THESE MATERIALS CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING VARIOUS TERMS AND CONDITIONS OF THE OFFER. SHAREHOLDERS WILL BE ABLE TO OBTAIN FOR FREE THE OFFER TO PURCHASE AND OTHER FILED DOCUMENTS AT THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. ONCE AVAILABLE, THESE DOCUMENTS MAY ALSO BE OBTAINED FOR FREE IN THE INVESTOR RELATIONS SECTION OF GLOBAL SOURCES' WEBSITE AT HTTP://WWW.GLOBALSOURCES.COM.

About Global Sources
Global Sources is a leading business-to-business media company and a primary facilitator of trade with Greater China. The core business uses English-language media to facilitate trade from Greater China to the world. The other business segment utilizes Chinese-language media to enable companies to sell to, and within Greater China.

The company provides sourcing information to volume buyers and integrated marketing services to suppliers. It helps a community of over 888,000 active buyers source more profitably from complex overseas supply markets. With the goal of providing the most effective ways possible to advertise, market and sell, Global Sources enables suppliers to sell to hard-to-reach buyers in over 240 countries.

The company offers the most extensive range of media and export marketing services in the industries it serves. It delivers information on 4.5 million products and more than 256,000 suppliers annually through 14 online marketplaces, 13 monthly print and 15 digital magazines, over 80 sourcing research reports and 21 specialized trade shows which run 55 times a year across 9 cities.

Suppliers receive more than 136 million sales leads annually from buyers through Global Sources Online (http://www.globalsources.com) alone.

Global Sources has been facilitating global trade for nearly 40 years. Global Sources' network covers more than 60 cities worldwide. In mainland China, Global Sources has about 2,500 team members in more than 40 locations, and a community of over 1 million registered online users and magazine readers for its Chinese-language media.

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933, as amended and Section 21-E of the Securities Exchange Act of 1934, as amended. The company's actual results could differ materially from those set forth in the forward-looking statements as a result of the risks associated with the company's business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.